Exhibit 99.1

Apollo Medical Holdings, Inc. Signs Definitive Agreement to Acquire Assets of Texas Independent Providers,
Expanding Care Partners Business into Houston

ALHAMBRA, Calif., July 12, 2023 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced that it and its affiliated professional entity have entered into a definitive agreement to acquire assets relating to Texas Independent Providers, LLC (“TIP”).

Through its coordinated network of over 120 primary care providers, TIP provides high-quality primary care services to over 4,500 Medicare Advantage patients in communities throughout Harris County, home to Houston, the largest city in Texas and fourth-largest city in the United States. Through this transaction, ApolloMed will deploy its value-based care management and operational platform to empower TIP’s provider network to deliver best-in-class clinical outcomes and to improve the healthcare experience for its patients. The acquisition marks ApolloMed’s expansion of its Care Partners business into the Texas geography. ApolloMed’s Care Partners business leverages its care enablement platform to help local providers manage cost and risk, moving them along the path towards value-based care. The Company anticipates closing this transaction in the third quarter of 2023 and will fund the transaction with cash on hand.

As part of the acquisition, Carlos Palacios, M.D., President of TIP, will join ApolloMed as the Chief Medical Officer for Texas and spearhead clinical initiatives for providers. Vincent Roth, co-founder and Executive Director of TIP, will join ApolloMed as the Group Vice President of Operations for Texas and lead the continued growth and development of ApolloMed’s Texas network.

Brandon Sim, Co-CEO of ApolloMed, stated, “We are thrilled to begin partnering with some of Houston’s most esteemed providers in providing value-based care services for their patients. Partnering with TIP’s high-quality, community-focused providers accelerates our expansion in Houston and represents the continued execution of our strategy to empower providers in this key new geographic market to deliver equitable, patient-focused care to their communities. We look forward to working closely with Dr. Palacios and Mr. Roth and benefitting from their continued leadership in the Houston market as we welcome TIP and its network of primary care providers to the ApolloMed family.”

Dr. Palacios, President of TIP, added, “We believe that our extensive network of providers will recognize the benefits of the support and technology-powered platform provided by ApolloMed, a company that has built a unique physician-centric ecosystem at scale with an effective care delivery infrastructure and care management systems. We look forward to introducing these new tools and support systems to our providers who can then focus on providing their patients with the best possible care.”

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare management company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and entities participating in the Centers for Medicare & Medicaid Services Innovation Center (CMMI) innovation models. For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company's operational focus and strategic growth plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the Securities and Exchange Commission ("SEC"), including without limitation the risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group

(408) 538-4577

csohn@equityny.com